Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE                                INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 24.9 PERCENT EARNINGS INCREASE
AND RECORD SALES IN FIRST QUARTER 2007

•	Diluted earnings per share increase to 43 cents
•	$1 billion share repurchase plan completed 18 months ahead of schedule
•	First quarter store openings reach a record 143

    DEERFIELD, Ill., Dec. 22, 2006 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced record sales and earnings for the first quarter of fiscal year 2007.

    Net earnings for the quarter ended Nov. 30 were up 24.9 percent to $432 million or 43 cents per share (diluted), from $346 million or 34 cents per share (diluted) in the same quarter a year ago.

    Walgreens repurchased 7.9 million shares of stock for $343 million in the quarter. That completed the company’s four-year, $1 billion share repurchase plan, 18 months ahead of schedule.

    Sales for the first quarter increased 16.6 percent to a record $12.7 billion. Total sales in comparable stores (those open more than a year) were up 9.7 percent in the quarter, while front-end comparable drugstore sales rose 5.8 percent in the quarter.

    Prescription sales, which accounted for 65.7 percent of sales in the quarter, climbed 18.7 percent. Prescription sales in comparable stores rose 11.9 percent in the quarter, while the number of prescriptions filled in comparable stores increased 7.4 percent. Third party plans now account for 94.6 percent of all prescription sales.

    "This quarter’s results show the strength of our core drugstore business," said Chairman Dave Bernauer. "They also demonstrate our success in attracting new pharmacy patients under

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the Medicare Part D drug benefit. These patients are looking for a trusted pharmacy that’s convenient and has the extra services they need, which are exactly the areas in which we excel."

Gross profit margins were up 60 basis points versus the year-ago quarter to 28.14 as a percent to sales, due in part to growth in generic drug sales and an increase in front-end margins. Some of that benefit, however, was offset by lower margins under the Medicare Part D program and by an overall sales shift toward the pharmacy business, which carries lower margins than front-end merchandise.

"We’re earning less money on prescriptions for Medicare Part D patients who previously paid cash for their medications, but overall the program has benefited us because of the increased business we’re attracting under it," said President and CEO Jeffrey A. Rein.

Selling, occupancy and administration expenses as a percent to sales increased 28 basis points to 22.85. The increase resulted from costs associated with acquisitions and provisions for legal matters. Partially offsetting those factors were lower store salary and occupancy costs as a percent of sales. Also impacting the SO&A ratio were lower-priced generic drugs that slowed the company’s sales line.

"Our store managers helped generate strong sales growth while controlling their costs, and their staffs did an excellent job of maintaining high customer service levels," said Rein.

Walgreens opened a first-quarter record 143 new stores, including five acquired stores, for a net increase after relocations and closings of 119 stores. The company plans to open 500 new stores during fiscal 2007, for a net increase after relocations and closings of more than 400 stores.

At Nov. 30, Walgreens operated 5,580 stores in 47 states and Puerto Rico, including 76 Happy Harry’s stores in Delaware and surrounding states. Walgreens is on track to operate more than 7,000 stores in 2010.

For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, as amended, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2006	2005

Net sales	$ 12,708.5	$ 10,900.4

Costs and Deductions:
Cost of sales	9,132.9	7,897.9
Selling, occupancy and administration	2,903.7	2,460.7
	12,036.6	10,358.6
Other Income:
Interest income	10.6	6.8

Earnings before income tax provision	682.5	548.6
Income tax provision	250.8	203.0
Net earnings	$ 431.7	$ 345.6
Net earnings per common share:
Basic	$ .43	$ .34
Diluted	$ .43	$ .34

Dividends declared	$ .0775	$ .065

Average shares outstanding	1,005.2	1,012.8
Dilutive effect of stock options	8.2	9.5
Average shares outstanding assuming dilution	1,013.4	1,022.3

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(Dollars in Millions)

	November 30,	November 30,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$ 669.7	$ 584.1
Short-term investments - available for sale	99.7	311.4
Accounts receivable, net	2,304.3	1,472.8
Inventories	6,998.8	6,239.8
Other current assets	228.9	208.3
Total Current Assets	10,301.4	8,816.4
Property and Equipment, at cost, less
accumulated depreciation and amortization	7,203.1	6,371.3
Other Non-Current Assets	521.5	214.4
Total Assets	$ 18,026.0	$ 15,402.1

Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$ 4,552.3	$ 3,303.4
Accrued expenses and other liabilities	1,800.6	1,557.5
Income taxes	245.8	235.1
Total Current Liabilities	6,598.7	5,096.0
Non-Current Liabilities:
Deferred income taxes	107.7	186.3
Other non-current liabilities	1,165.1	1,014.0
Total Non-Current Liabilities	1,272.8	1,200.3

Shareholders' Equity	10,154.5	9,105.8

Total Liabilities & Shareholders' Equity	$ 18,026.0	$ 15,402.1

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in Millions)

	Three Months Ended
	November 30,	November 30,
	2006	2005

Cash flows from operating activities:
Net earnings	$ 431.7	$ 345.6
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	160.2	133.0
Deferred income taxes	(23.9)	(51.7)
Stock compensation expense	34.5	36.2
Income tax savings from employee stock plans	1.6	10.2
Other	1.4	18.4
Changes in operating assets and liabilities
Inventories	(948.4)	(639.1)
Trade accounts payable	727.1	380.9
Accounts receivable, net	(242.5)	(72.9)
Accrued expenses and other liabilities	75.4	57.8
Income taxes	243.0	164.2
Insurance reserves	40.1	54.8
Net cash provided by operating activities	500.2	437.4

Cash flows from investing activities:
Purchases of short term investments-available for sale	(2,340.5)	(1,577.1)
Proceeds from sale of short term investments-available for sale	2,660.4	1,763.6
Additions to property and equipment	(418.2)	(338.4)
Disposition of property and equipment	14.0	2.9
Business and intangible asset acquisitions, net of cash received	(34.0)	(95.0)
Net cash used for investing activities	(118.3)	(244.0)

Cash flows from financing activities:
Stock purchases	(433.9)	(158.5)
Proceeds related to employee stock plans	83.7	49.4
Cash dividends paid	(78.2)	(65.9)
Bank overdrafts	(213.9)	-
Other	10.2	(11.1)
Net cash used for financing activities	(632.1)	(186.1)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(250.2)	7.3
Cash and cash equivalents at beginning of year	919.9	576.8
Cash and cash equivalents at end of period	$ 669.7	$ 584.1

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